Exhibit 99.1
Magnolia Oil & Gas Corporation Announces Second Quarter 2024 Results

HOUSTON, TX, July 31, 2024 - Magnolia Oil & Gas Corporation (“Magnolia,” “we,” “our,” or the “Company”) (NYSE: MGY) today announced its financial and operational results for the second quarter of 2024.

Second Quarter 2024 Highlights:

(In millions, except per share data)	For the Quarter Ended June 30, 2024	For the Quarter Ended June 30, 2023	Percentage increase (decrease)
Net income	$105.1	$104.6	—%
Adjusted net income(1)	$104.3	$97.2	7%
Earnings per share - diluted	$0.51	$0.48	6%
Adjusted EBITDAX(1)	$246.1	$203.3	21%
Capital expenditures - D&C	$123.4	$86.1	43%
Average daily production (Mboe/d)	90.2	81.9	10%
Cash balance as of period end	$275.7	$676.6	(59)%
Diluted weighted average total shares outstanding(2)	201.2	211.4	(5)%

Second Quarter 2024 Highlights:

•Magnolia reported second quarter 2024 net income attributable to Class A Common Stock of $95.6 million, or $0.51 per diluted share. Second quarter 2024 total net income was $105.1 million and total adjusted net income(1) was $104.3 million. Diluted weighted average total shares outstanding decreased by 5% to 201.2 million(2) compared to second quarter 2023.

•Adjusted EBITDAX(1) was $246.1 million during the second quarter of 2024 and total drilling and completions (“D&C”) capital was $123.4 million, approximately 50% of adjusted EBITDAX, and in line with our earlier guidance.

•Lease operating expenses declined by 10% on a sequential quarterly basis to $5.40 per boe in the second quarter of 2024 and as part of the Company’s field-level optimization and cost reduction program announced earlier this year.

•Net cash provided by operating activities was $269.4 million during the second quarter of 2024 and the Company generated free cash flow(1) of $96.7 million. Magnolia generated operating income as a percentage of revenue of 40% during the second quarter.

•Total production in the second quarter of 2024 grew by 10% on a year-over-year basis to 90.2 thousand barrels of oil equivalent per day (“Mboe/d”) including 37.9 thousand barrels per day of oil and reinforced by strong overall well performance. Production from Giddings was 69.6 Mboe/d in the most recent quarter, providing overall growth of 21% compared to last year’s second quarter, including oil production growth of 28%.

•The Company repurchased a total of 4 million shares of its Class A and Class B Common Stock during the second quarter for $102.7 million. Magnolia has 5.9 million Class A Common shares remaining under its current repurchase authorization, which are specifically allocated toward open market share repurchases.

•As previously announced, the Board of Directors declared a cash dividend of $0.13 per share of Class A common stock, and a cash distribution of $0.13 per Class B unit, payable on September 3, 2024 to shareholders of record as of August 9, 2024.

•Magnolia returned approximately $130 million(3) to shareholders during the second quarter through a combination of share repurchases and dividends while ending the period with $275.7 million of cash on the balance sheet and an undrawn $450.0 million revolving credit facility.
(1) Adjusted net income, adjusted EBITDAX and free cash flow are non-GAAP financial measures. For reconciliations to the most comparable GAAP measures, please see “Non-GAAP Financial Measures” at the end of this press release.
(2) Weighted average total shares outstanding include diluted weighted average shares of Class A Common Stock outstanding during the period and shares of Class B Common Stock, which are anti-dilutive in the calculation of weighted average number of common shares outstanding.
(3) Excludes $2.9 million of share repurchases incurred during the first quarter, but settled during the second quarter of 2024.

“Magnolia exhibited strong progress from several of the initiatives outlined earlier this year as demonstrated in our second quarter results supporting the continued and consistent execution of our business plan,” said President and CEO Chris Stavros. “Total production grew 6 percent sequentially to more than 90 thousand boe per day establishing a new quarterly record for the Company with oil production growing by 11 percent year-over-year to nearly 38 thousand barrels per day, and both benefiting from the integration of newly acquired assets and continued strong well performance. Activity at our Giddings asset remains the driver of Magnolia’s overall growth with production volumes climbing by 21 percent compared to last year’s second quarter to nearly 70 thousand boe per day, including oil growth of 28 percent. We were able to achieve this growth by spending approximately half of our gross cash flow on drilling and completing wells. Our ability to generate moderate production growth with a low rate of reinvestment continues to highlight the quality of our assets.

“Magnolia’s field teams successfully captured some early improvements as part of our field-level optimization and cost reduction program initiated earlier this year. These efforts included the implementation of digital field management software in addition to the optimization of maintenance, workovers, and the usage of field-level equipment. These actions have already resulted in a meaningful reduction to our field-level operating costs and should help improve our operating margins and free cash flow over time. Additionally, as a result of efficiencies and lower costs for materials, we expect to achieve a reduction in our overall well costs this year, enabling more wells to be drilled, completed and turned in line during 2024 to support Magnolia’s overall high-margin growth.

“Our disciplined approach toward allocating capital and highly efficient assets provides consistently high free cash flow generation. We continued to return a sizable amount of cash to our shareholders through our dividend and share repurchase program, amounting to approximately $130 million during the second quarter, including the repurchase of 4 million shares, or 2 percent of our total outstanding shares. Some of the cash on our balance sheet was used to close the recently announced bolt-on acquisition in Giddings which added approximately 27,000 net acres primarily in our development area. This asset has been fully integrated into our Giddings development area, and will be part of our activity program next year. Our Giddings development area, facilitated by learnings from our appraisal program and recent bolt-on acquisitions, now encompasses more than 200,000 net acres.”

Operational Update

Second quarter 2024 total company production volumes averaged 90.2 Mboe/d including oil production of 37.9 Mbbls/d. Production from Giddings increased by 21% compared to last year’s second quarter to 69.6 Mboe/d with oil production growing 28% over the same period. Total Company production volumes benefited from continued strong well performance, including areas uncovered by some of our earlier appraisal work, in addition to some production from assets acquired last year. Magnolia’s second quarter 2024 capital spending on drilling, completions and associated facilities was $123.4 million.

Magnolia continues to operate two drilling rigs and one completion crew and expects to maintain this level of activity throughout the year. While this activity level is similar to the 2023 operating plan, a substantial reduction in well costs combined with improved operating efficiencies allow for more wells to be drilled, completed and turned in line during 2024 helping to support Magnolia’s overall high-margin growth. Most of this year’s development activity will consist of multi-well development pads in the Giddings area, with a proportionally smaller amount of development planned in the Karnes area, in addition to some appraisal wells on our assets. For Giddings development activity in 2024, we currently expect to drill multi-well pads with somewhat longer lateral lengths of approximately 8,500 feet as compared to last year.

Additional Guidance

We are reiterating the Company’s full-year 2024 capital spending and production guidance, with D&C capital expected to be in the range of $450 to $480 million. We estimate this should deliver high single digit total production growth during 2024 as compared to last year, and with oil production growing at a similar rate and remaining resilient through the rest of the year. We expect third quarter D&C capital expenditures to be roughly $120 million and total production for the third quarter to be approximately 91 Mboe/d. Magnolia continues to apply the Company’s operating expertise to its recently acquired assets which should lead to improved field operations and efficiencies allowing for similarly low unit operating costs during the second half of 2024. Our substantial experience and knowledge acquired while operating in the Giddings area gives us confidence that our field-level cost optimization initiatives should lead to higher margins on these assets and improved free cash flow for the Company.

Oil price differentials are anticipated to be approximately a $3.00 per barrel discount to Magellan East Houston and Magnolia remains completely unhedged for all its oil and natural gas production. The fully diluted share count for the third quarter of 2024 is expected to be approximately 199 million shares, which is approximately 5% lower than third quarter 2023 levels.

Quarterly Report on Form 10-Q

Magnolia's financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the three months ended June 30, 2024, which is expected to be filed with the U.S. Securities and Exchange Commission (“SEC”) on August 1, 2024.

Conference Call and Webcast

Magnolia will host an investor conference call on Thursday, August 1 at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss these operating and financial results. Interested parties may join the webcast by visiting Magnolia's website at www.magnoliaoilgas.com/investors/events-and-presentations and clicking on the webcast link or by dialing 1-844-701-1059. A replay of the webcast will be posted on Magnolia's website following completion of the call.

About Magnolia Oil & Gas Corporation

Magnolia (MGY) is a publicly traded oil and gas exploration and production company with operations primarily in South Texas in the core of the Eagle Ford Shale and Austin Chalk formations. Magnolia focuses on generating value for shareholders by delivering steady, moderate annual production growth resulting from its disciplined and efficient philosophy toward capital spending. The Company strives to generate high pre‐tax margins and consistent free cash flow allowing for strong cash returns to our shareholders. For more information, visit www.magnoliaoilgas.com.

Cautionary Note Regarding Forward-Looking Statements

The information in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, regarding Magnolia’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward looking statements. When used in this press release, the words could, should, will, may, believe, anticipate, intend, estimate, expect, project, the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events. Except as otherwise required by applicable law, Magnolia disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Magnolia cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Magnolia, incident to the development, production, gathering and sale of oil, natural gas and natural gas liquids. In addition, Magnolia cautions you that the forward looking statements contained in this press release are subject to the following factors: (i) the supply and demand for oil, natural gas, NGLs, and other products or services, including impacts of actions taken by OPEC and other state-controlled oil companies; (ii) the outcome of any legal proceedings that may be instituted against Magnolia; (iii) Magnolia’s ability to realize the anticipated benefits of its acquisitions, which may be affected by, among other things, competition and the ability of Magnolia to grow and manage growth profitably; (iv) changes in applicable laws or regulations; (v) geopolitical and business conditions in key regions of the world; and (vi) the possibility that Magnolia may be adversely affected by other economic, business, and/or competitive factors, including inflation. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in Magnolia’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2023. Magnolia’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Contacts for Magnolia Oil & Gas Corporation

Investors

Tom Fitter
(713) 331-4802
tfitter@mgyoil.com

Media

Art Pike
(713) 842-9057
apike@mgyoil.com

Magnolia Oil & Gas Corporation
Operating Highlights

	For the Quarters Ended		For the Six Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Production:
Oil (MBbls)	3,453	3,100	6,868	6,321
Natural gas (MMcf)	14,982	13,784	28,731	26,433
Natural gas liquids (MBbls)	2,259	2,054	4,268	3,866
Total (Mboe)	8,209	7,451	15,924	14,592

Average daily production:
Oil (Bbls/d)	37,943	34,065	37,737	34,922
Natural gas (Mcf/d)	164,641	151,469	157,863	146,041
Natural gas liquids (Bbls/d)	24,824	22,571	23,448	21,356
Total (boe/d)	90,207	81,881	87,496	80,618

Revenues (in thousands):
Oil revenues	$275,331	$223,147	$534,514	$462,269
Natural gas revenues	18,569	20,847	39,664	48,619
Natural gas liquids revenues	42,825	36,297	81,964	77,786
Total Revenues	$336,725	$280,291	$656,142	$588,674

Average sales price:
Oil (per Bbl)	$79.74	$71.98	$77.83	$73.13
Natural gas (per Mcf)	1.24	1.51	1.38	1.84
Natural gas liquids (per Bbl)	18.96	17.67	19.21	20.12
Total (per boe)	$41.02	$37.62	$41.20	$40.34

NYMEX WTI (per Bbl)	$80.55	$73.75	$78.76	$74.91
NYMEX Henry Hub (per MMBtu)	$1.89	$2.09	$2.07	$2.77
Realization to benchmark:
Oil (% of WTI)	99%	98%	99%	98%
Natural Gas (% of Henry Hub)	66%	72%	67%	66%

Operating expenses (in thousands):
Lease operating expenses	$44,350	$36,796	$90,500	$79,167
Gathering, transportation and processing	8,455	10,389	16,992	23,121
Taxes other than income	19,844	15,216	37,742	34,508
Depreciation, depletion and amortization	104,743	77,008	201,819	147,710

Operating costs per boe:
Lease operating expenses	$5.40	$4.94	$5.68	$5.43
Gathering, transportation and processing	1.03	1.39	1.07	1.58
Taxes other than income	2.42	2.04	2.37	2.36
Depreciation, depletion and amortization	12.76	10.34	12.67	10.12

Magnolia Oil & Gas Corporation
Consolidated Statements of Operations
(In thousands, except per share data)

	For the Quarters Ended		For the Six Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
REVENUES
Oil revenues	$275,331	$223,147	$534,514	$462,269
Natural gas revenues	18,569	20,847	39,664	48,619
Natural gas liquids revenues	42,825	36,297	81,964	77,786
Total revenues	336,725	280,291	656,142	588,674
OPERATING EXPENSES
Lease operating expenses	44,350	36,796	90,500	79,167
Gathering, transportation and processing	8,455	10,389	16,992	23,121
Taxes other than income	19,844	15,216	37,742	34,508
Exploration expenses	402	—	427	11
Asset retirement obligations accretion	1,745	823	3,363	1,664
Depreciation, depletion and amortization	104,743	77,008	201,819	147,710
Impairment of oil and natural gas properties	—	—	—	15,735
General and administrative expenses	22,835	18,726	46,390	38,492
Total operating expenses	202,374	158,958	397,233	340,408

OPERATING INCOME	134,351	121,333	258,909	248,266

OTHER INCOME (EXPENSE)
Interest expense, net	(3,516)	(1,149)	(5,828)	(662)
Other income (expense), net	1,047	9,259	(3,267)	8,120
Total other income (expense), net	(2,469)	8,110	(9,095)	7,458

INCOME BEFORE INCOME TAXES	131,882	129,443	249,814	255,724

Current income tax expense	10,528	3,986	22,156	8,188
Deferred income tax expense	16,241	20,861	24,948	36,264
Total income tax expense	26,769	24,847	47,104	44,452

NET INCOME	105,113	104,596	202,710	211,272
LESS: Net income attributable to noncontrolling interest	9,554	13,104	22,065	23,446
NET INCOME ATTRIBUTABLE TO CLASS A COMMON STOCK	$95,559	$91,492	$180,645	$187,826

NET INCOME PER COMMON SHARE
Basic	$0.51	$0.48	$0.97	$0.97
Diluted	$0.51	$0.48	$0.97	$0.97
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	184,937	189,402	183,652	190,584
Diluted	184,965	189,567	183,694	190,875
WEIGHTED AVERAGE NUMBER OF CLASS B SHARES OUTSTANDING (1)	16,213	21,827	19,020	21,827
DILUTED WEIGHTED AVERAGE TOTAL SHARES OUTSTANDING (1)	201,178	211,394	202,714	212,702
(1) Shares of Class B Common Stock, and corresponding Magnolia LLC Units, are anti-dilutive in the calculation of weighted average number of common shares outstanding.

Magnolia Oil & Gas Corporation
Summary Cash Flow Data
(In thousands)

	For the Quarters Ended		For the Six Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME	$105,113	$104,596	$202,710	$211,272
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	104,743	77,008	201,819	147,710
Exploration expenses, non-cash	—	4	1	9
Impairment of oil and natural gas properties	—	—	—	15,735
Asset retirement obligations accretion	1,745	823	3,363	1,664
Amortization of deferred financing costs	1,100	1,058	2,189	2,100
(Gain) on sale of assets	—	(3,946)	—	(3,946)
Deferred income tax expense	16,241	20,861	24,948	36,264
(Gain) loss on revaluation of contingent consideration	(1,005)	—	3,200	—
Stock based compensation	4,796	4,092	9,454	7,863
Other	—	—	2,921	—
Net change in operating assets and liabilities	36,665	(2,721)	29,724	2,925
Net cash provided by operating activities	269,398	201,775	480,329	421,596

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions	(123,663)	(7,048)	(150,172)	(3,357)
Additions to oil and natural gas properties	(126,077)	(86,743)	(247,063)	(225,388)
Changes in working capital associated with additions to oil and natural gas properties	(9,957)	(24,447)	10,287	(39,424)
Other investing	(442)	195	(498)	(88)
Net cash used in investing activities	(260,139)	(118,043)	(387,446)	(268,257)

CASH FLOW FROM FINANCING ACTIVITIES
Class A Common Stock repurchases	(28,817)	(49,098)	(80,018)	(94,942)
Class B Common Stock purchase and cancellation	(76,740)	—	(76,740)	—
Dividends paid	(23,820)	(22,106)	(47,830)	(44,684)
Distributions to noncontrolling interest owners	(3,368)	(3,089)	(6,206)	(5,599)
Other financing activities	(148)	(155)	(7,527)	(6,987)
Net cash used in financing activities	(132,893)	(74,448)	(218,321)	(152,212)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(123,634)	9,284	(125,438)	1,127
Cash and cash equivalents – Beginning of period	399,317	667,284	401,121	675,441
Cash and cash equivalents – End of period	$275,683	$676,568	$275,683	$676,568

Magnolia Oil & Gas Corporation
Summary Balance Sheet Data
(In thousands)

	June 30, 2024	December 31, 2023
Cash and cash equivalents	$275,683	$401,121
Other current assets	178,183	190,152
Property, plant and equipment, net	2,260,755	2,052,021
Other assets	128,243	112,922
Total assets	$2,842,864	$2,756,216

Current liabilities	$354,959	$314,887
Long-term debt, net	394,131	392,839
Other long-term liabilities	175,418	165,822
Common stock	24	23
Additional paid in capital	1,815,798	1,743,930
Treasury stock	(616,747)	(538,445)
Retained earnings	619,000	486,162
Noncontrolling interest	100,281	190,998
Total liabilities and equity	$2,842,864	$2,756,216

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net income to adjusted EBITDAX

In this press release, we refer to adjusted EBITDAX, a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders, and rating agencies. We define adjusted EBITDAX as net income before interest (income) expense, income taxes, depreciation, depletion and amortization, exploration expenses, and accretion of asset retirement obligations, adjusted to exclude the effect of certain items included in net income. Adjusted EBITDAX is not a measure of net income in accordance with GAAP.

Our management believes that adjusted EBITDAX is useful because it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We also believe that securities analysts, investors, and other interested parties may use adjusted EBITDAX in the evaluation of our Company. We exclude the items listed above from net income in arriving at adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of adjusted EBITDAX. Our presentation of adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of net income to adjusted EBITDAX, our most directly comparable financial measure, calculated and presented in accordance with GAAP:

	For the Quarters Ended
(In thousands)	June 30, 2024	June 30, 2023
NET INCOME	$105,113	$104,596
Interest expense, net	3,516	1,149
Income tax expense	26,769	24,847
EBIT	135,398	130,592
Depreciation, depletion and amortization	104,743	77,008
Asset retirement obligations accretion	1,745	823
EBITDA	241,886	208,423
Exploration expenses	402	—
EBITDAX	242,288	208,423
Other income adjustment (1)	(1,005)	(9,193)
Non-cash stock based compensation expense	4,796	4,092
Adjusted EBITDAX	$246,079	$203,322

(1) The quarter ended June 30, 2024 includes an adjustment of $1 million related to a gain on revaluation of contingent consideration. The quarter ended June 30, 2023 includes an adjustment of $5.3 million related to an earnout payment associated with the sale of the Company’s 35% membership interest in Ironwood Eagle Ford Midstream, LLC in 2020 and an adjustment of $3.9 million related to the gain on the sale of the company’s 84.7% interest in Highlander Oil & Gas Holdings LLC.

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net income to adjusted net income

Our presentation of adjusted net income is a non-GAAP measures because it excludes the effect of certain items included in net income. Management uses adjusted net income to evaluate our operating and financial performance because it eliminates the impact of certain items that management does not consider to be representative of the Company’s on-going business operations. As a performance measure, adjusted net income may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes adjusting these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted net income may not be comparable to similar measures of other companies in our industry.

	For the Quarters Ended
(In thousands)	June 30, 2024	June 30, 2023
NET INCOME	$105,113	$104,596
Adjustments:
Other income adjustment (1)	(1,005)	(9,193)
Change in estimated income tax (2)	205	1,782
ADJUSTED NET INCOME	$104,313	$97,185

Diluted weighted average shares of Class A Common Stock outstanding during the period	184,965	189,567
Weighted average shares of Class B Common Stock outstanding during the period (3)	16,213	21,827
Total weighted average shares of Class A and B Common Stock, including dilutive impact of other securities (3)	201,178	211,394

(1) The quarter ended June 30, 2024 includes an adjustment of $1 million related to a gain on revaluation of contingent consideration. The quarter ended June 30, 2023 includes an adjustment of $5.3 million related to an earnout payment associated with the sale of the Company’s 35% membership interest in Ironwood Eagle Ford Midstream, LLC in 2020 and an adjustment of $3.9 million related to the gain on the sale of the Company’s 84.7% interest in Highlander Oil & Gas Holdings LLC.
(2) Represents corporate income taxes at an assumed annual effective tax rate of 20.4% and 19.4% for the quarters ended June 30, 2024 and 2023, respectively.
(3) Shares of Class B Common Stock, and corresponding Magnolia LLC Units, are anti-dilutive in the calculation of weighted average number of common shares outstanding.

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of revenue to adjusted cash operating margin and operating income margin

Our presentation of adjusted cash operating margin and total adjusted cash operating costs are supplemental non-GAAP financial measures that are used by management. Total adjusted cash operating costs exclude the impact of non-cash activity. We define adjusted cash operating margin per boe as total revenues per boe less cash operating costs per boe. Management believes that total adjusted cash operating costs per boe and adjusted cash operating margin per boe provide relevant and useful information, which is used by our management in assessing the Company’s profitability and comparability of results to our peers.

As a performance measure, total adjusted cash operating costs and adjusted cash operating margin may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes excluding these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted cash operating margin may not be comparable to similar measures of other companies in our industry.

	For the Quarters Ended
(in $/boe)	June 30, 2024	June 30, 2023
Revenue	$41.02	$37.62
Total cash operating costs:
Lease operating expenses (1)	(5.33)	(4.87)
Gathering, transportation and processing	(1.03)	(1.39)
Taxes other than income	(2.42)	(2.04)
Exploration expenses	(0.05)	—
General and administrative expenses (2)	(2.27)	(2.03)
Total adjusted cash operating costs	(11.10)	(10.33)
Adjusted cash operating margin	$29.92	$27.29
Margin (%)	73%	73%
Non-cash costs:
Depreciation, depletion and amortization	$(12.76)	$(10.34)
Asset retirement obligations accretion	(0.21)	(0.11)
Non-cash stock based compensation	(0.58)	(0.55)
Total non-cash costs	(13.55)	(11.00)
Operating income margin	$16.37	$16.29
Margin (%)	40%	43%

(1) Lease operating expenses exclude non-cash stock based compensation of $0.6 million, or $0.07 per boe, and $0.5 million, or $0.07 per boe, for the quarters ended June 30, 2024 and 2023, respectively.
(2) General and administrative expenses exclude non-cash stock based compensation of $4.2 million, or $0.51 per boe, and $3.6 million, or $0.48 per boe, for the quarters ended June 30, 2024 and 2023, respectively.

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net cash provided by operating activities to free cash flow

Free cash flow is a non-GAAP financial measure. Free cash flow is defined as cash flows from operations before net change in operating assets and liabilities less additions to oil and natural gas properties and changes in working capital associated with additions to oil and natural gas properties. Management believes free cash flow is useful for investors and widely accepted by those following the oil and gas industry as financial indicators of a company’s ability to generate cash to internally fund drilling and completion activities, fund acquisitions, and service debt. It is also used by research analysts to value and compare oil and gas exploration and production companies and are frequently included in published research when providing investment recommendations. Free cash flow is used by management as an additional measure of liquidity. Free cash flow is not a measure of financial performance under GAAP and should not be considered an alternative to cash flows from operating, investing, or financing activities.

	For the Quarters Ended
(In thousands)	June 30, 2024	June 30, 2023
Net cash provided by operating activities	$269,398	$201,775
Add back: net change in operating assets and liabilities	(36,665)	2,721
Cash flows from operations before net change in operating assets and liabilities	232,733	204,496
Additions to oil and natural gas properties	(126,077)	(86,743)
Changes in working capital associated with additions to oil and natural gas properties	(9,957)	(24,447)
Free cash flow	$96,699	$93,306